Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-63976
                                                      Registration No. 333-67988
               Trust Preferred Income Equity Redeemable Securities (PIERS) Units
                                                           CUSIP No. 939322 84 8
             Warrants to purchase shares of Washington Mutual, Inc. Common Stock
                                                           CUSIP No. 939322 11 1
       Trust Preferred Securities issued by Washington Mutual Capital Trust 2001
                                                           CUSIP No. 93933U 40 7

PROSPECTUS SUPPLEMENT DATED AUGUST 16, 2002
(TO PROSPECTUS DATED SEPTEMBER 4, 2001)

                             WASHINGTON MUTUAL, INC.

               Trust Preferred Income Equity Redeemable Securities
                                  (PIERS) Units

This document supplements the prospectus dated September 4, 2001, relating to the units. Each unit consists of:

     o a preferred security issued by Washington Mutual Capital Trust 2001 (the "Trust"), having a stated liquidation amount of $50, representing an undivided beneficial interest in the assets of the Trust, which assets consist solely of subordinated debentures issued by Washington Mutual, Inc. each of which has a principal amount at maturity of $50, a stated maturity of July 1, 2041 and, at any time, an accreted value as described in the prospectus; and

     o a warrant to purchase at any time prior to the close of business on May 3, 2041, 1.2081 shares of common stock of Washington Mutual. The exercise price of each warrant on the initial date of issuance was $32.33 and will accrete on a daily basis as described in the prospectus to $50 on the expiration date.

At any time after issuance of the units, the preferred security and warrant components of each unit may be separated by the holder and transferred separately. Thereafter, a separated preferred security and warrant may be combined to form a unit.

The information in this prospectus supplements the information set forth under the heading "Selling Securityholders" in the prospectus dated September 4, 2001. Each of Banc of America Securities LLC, Principal Investors Fund, Inc., on behalf of its Partners Large Cap Blend Fund and Principal Mutual Funds, on behalf of its Principal Partners Large Cap Blend Fund, Inc. (f/k/a Principal Investors Fund, Inc., on behalf of its Principal Partners Large Cap Blend Fund, Inc.) were listed in the September 4, 2001 prospectus and each has subsequently purchased additional units. As a result, the number of units eligible for resale pursuant to the Registration Statement by each such company is adjusted to the number set forth opposite each such company's name (as adjusted for resales made pursuant to the Registration Statement). Merrill Lynch Pierce Fenner & Smith Inc., State of Maryland Retirement Plan and California Public Employees' Retirement System are added to the list of Selling Securityholders, and the number of units that may be sold pursuant to the Registration Statement is as set forth opposite each company's name.

                                                  Securities Beneficially Owned      Securities that
                                                       Prior to the Offering           May be Sold
      Selling Securityholder                         Number              Type            Hereunder
___________________________________________         ______              _____        _______________
Banc of America Securities LLC.............         40,000              Units           40,000

Principal Investors Fund, Inc., on behalf
of its Partners Large Cap Blend Fund.......          2,800              Units            2,800

Principal Mutual Funds, on behalf of its
Principal Partners Large Cap
Blend Fund, Inc............................          1,600              Units            1,600

Merrill Lynch Pierce Fenner &
Smith Inc..................................         15,000              Units           15,000

State of Maryland
Retirement Plan............................         80,000              Units           80,000

California Public Employees'
Retirement System..........................         75,000              Units           75,000


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"Preferred Income Equity Redeemable Securities" and "PIERS" are service marks owned by Lehman Brothers Inc.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THESE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.








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